Exhibit 99.1

Press Release

Ralph E. Faison is New CEO of Andrew Corporation

Orland Park, IL.  11 February 2003 . . . Andrew Corporation’s Board of Directors has today appointed Ralph E. Faison as chief executive officer and president of Andrew Corporation (NASDAQ:ANDW).  Mr. Faison was formerly Andrew president and chief operating officer.  He succeeds Dr. Floyd L. English, who will continue as Andrew chairman until February 2004.

Mr. Faison’s appointment was formally announced at Andrew Corporation’s Fifty-fifth Annual Meeting of Stockholders (twenty-third as a publicly owned company) at the Drury Lane, Oakbrook Terrace, Illinois, February 11, 2003.

“I am very pleased to announce Ralph’s appointment as Andrew’s CEO,” said Dr. Floyd L. English, Chairman of the Board, Andrew Corporation, “We’ve recently worked together through some challenging times, restructuring Andrew to cut costs and achieve new growth.  And, after two decades as CEO it’s hard for me to leave — but I am very confident in handing over to Ralph.”

“I have the privilege of leading Andrew in the current tough but exciting times for the telecom industry,” says Ralph Faison.  “However, I am convinced that Andrew is fundamentally strong and positioned globally for great success.  I also have every confidence in the talent and commitment of Andrew people to make that success happen.”

Mr. Ralph Faison, 44, became president and chief operating officer of Andrew Corporation in June 2002 after his company Celiant Corporation, was acquired by Andrew.  Before Celiant, Mr. Faison was a vice president in Lucent Technologies’ New Ventures Group, in charge of creating ventures from wireless and multimedia technologies from Bell Laboratories.  Before that, Mr. Faison was Lucent’s VP of Advertising and Brand Management.  Prior to Lucent, he held

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positions in sales, marketing, business unit management, and manufacturing for AT&T, including VP and General manager of AT&T’s wireless business unit and Manufacturing VP for its Consumer Products unit in Bangkok, Thailand.

About Andrew Corporation

Andrew Corporation is a leading global supplier of infrastructure equipment systems for wireless, fixed-line and broadband and Internet service providers and broadcasters throughout the world.  Andrew is an S&P 500 company listed on the Nasdaq National Market System under the symbol: ANDW.

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